Exhibit 4.36

Summary Translation of Capital Injection Agreement

New China Life Insurance Co., Ltd. (“NCI”), iKang Guobin Healthcare Group Co., Ltd. (“iKang”), Shenzhen Top Spring Pu Chang Investment Management Co., Ltd. (“Top Spring Pu Chang”) and New China Life Insurance Health Investment Management Co., Ltd. (the “Target Company”) entered into the Capital Injection Agreement (the “Agreement”) on December 4, 2015, as supplemented by the Supplemental Agreement to the Capital Injection Agreement dated January 22, 2016.

Each of the parties to the Agreement is referred to herein individually as a “Party” and collectively as the “Parties.” Each of iKang and Top Spring Pu Chang is referred to herein individually as an “Investor” and collectively as the “Investors.”

Article 1.                            Capital Injection

1.1.              The Target Company agrees to increase its registered capital from RMB507,011,800 to RMB1,126,692,900 and the newly increased registered capital shall be all subscribed by the Investors. Subject to the terms and conditions hereof, the Investors agree to contribute RMB935,000,000 in aggregate to subscribe for the Target Company’s newly increased registered capital (the “Capital Injection”).

1.2.              The amount that each Investor shall pay (the “Investment Amount”) and the registered capital of the Target Company that each Investor shall subscribe hereunder are as follows:

No.	Investor	Investment Amount (RMB’0000)	Subscribed Registered Capital Contribution (RMB’0000)	Shareholding Percentage after Capital Injection
1.	iKang	76,500	50,701.18	45%
2.	Top Spring Pu Chang	17,000	11,266.93	10%
Total		93,500	61,968.11	55%

1.3.              On the next day following the execution of the Agreement, iKang and Top Spring Pu Chang shall pay an amount of RMB80,000,000 and RMB18,000,000, respectively, to a bank account designated by NCI as the down payment for the Capital Injection. Such amount shall count as part of the Investment Amount to be paid by such Investor.

1.4.              Subject to the satisfaction of the terms and conditions under the Article 3 hereof, each Investor shall pay the Investment Amount in full within 20 business days after the date hereof to a bank account designated by NCI.

Article 2.                            Closing

2.1.              Upon receipt of the Investment Amount from each Investor and the materials required for the amendment of the registration with competent Administration of Industry and Commerce (“AIC”) from the relevant parties, the Target Company shall submit an application for the amendment of the registration with competent AIC in connection with the Capital Injection promptly (in any event no later than 15 business days after the receipt of the Investment Amount from each Investor), and shall complete such amendment and receive an amended business license in 30 business days after the receipt of the Investment Amount from each Investor. The Parties hereby agree that the closing date (the “Closing Date”) of the Capital Injection shall be the issuance date of the Target Company’s amended business license.

2.2.              The equity structure of the Target Company after the Closing Date shall be as follows:

No.	Shareholder	Registered Capital Contribution before Capital Injection (RMB’0000)	Shareholding Percentage before Capital Injection	Registered Capital Contribution after Capital Injection (RMB’0000)	Shareholding Percentage after Capital Injection
1.	NCI	50,701.18	100%	50,701.18	45%
2.	iKang	0	0%	50,701.18	45%
3.	Top Spring Pu Chang	0	0%	11,266.93	10%
Total		50,701.18	100%	112,669.29	100%

Article 3.                            Conditions Precedent to Closing

3.1.              NCI shall have completed the registration process with the China Insurance Regulatory Commission regarding the Capital Injection.

3.2.              The Parties shall have executed an Articles of Association in the form attached hereto.

Article 4.                            Additional Financing

4.1.              If any Investor fails to pay the Investment Amount in full within 20 business days after the date hereof, NCI or the Target Company is entitled to (i) allow new investors to subscribe for the registered capital not subscribed by such Investor under the same terms and conditions hereof (the “Additional Financing”), or (ii) consult the Investor who already paid the Investment Amount for solutions and, if the relevant Parties fail to reach an agreement within 5 business days after the expiration of the 20-business-day period, terminate the Agreement.

4.2.              If the Target Company chooses the Additional Financing, the Investors shall not have any right to the Additional Financing.

Article 5.                            Board of Directors

5.1.              Following the consummation of the Capital Injection, the Board of Directors (the “Board”) of the Target Company shall consist of 5 members, among which each of NCI and iKang shall be entitled to nominate 2 members, and Top Spring Pu Chang shall be entitled to nominate 1 member. The chairman and chief financial officer shall be nominated by NCI, and the general manager shall be nominated by iKang. The Chairman shall be elected by the Board, and the chief financial officer and general manager shall be appointed by the Board.

Article 6.                            Lock-up

6.1.              Within a 2-year period following the consummation of the Capital Injection, unless NCI otherwise consents in writing, each Investor shall not transfer, directly or indirectly, all or part of the equity interest it holds in the Target Company.

6.2.              Within a 2-year period following the consummation of the Capital Injection, unless NCI otherwise consents in writing, the controlling shareholder of each Investor shall not lose its controlling interest in such Investor, nor shall the controlling shareholder of each Investor transfer, directly or indirectly, any equity interest in such Investor to any competitor of NCI or the Target Company (excluding the cases where the competitor of NCI or the Target Company acquire the equity interest in such Investor through trading at the open market).

Article 7.                            Right of First Refusal

7.1.              If any Investor proposes to transfer any of its equity interest in the Target Company, NCI shall have an option, first in order, to elect to purchase all or any portion of such equity interest. If NCI fails to exercise such option, elects to not exercise such option or only exercises such option to purchase a portion of the equity interest, each shareholder of the Target Company then existing shall have an option to elect to purchase all or any portion of such equity interest, pro rata, based on the shareholding percentage of such shareholder.

Article 8.                            Preemptive Rights

8.1.              In any proposed capital injection after the Closing Date, each Investor shall have an option to purchase such amount of equity interest, pro rata, based on the shareholding percentage of such Investor at the same price and under the same terms of the proposed capital injection.

Article 9.                            Co-sale Rights.

9.1.              At any time following the Closing Date, if NCI proposes to transfer all or any portion of the equity interest it holds in the Target Company to any third party other than NCI’s affiliates, each Investor shall have the right, but not obligation, to elect to participate in such transfer on the same terms and conditions. The maximum number of equity interest that each Investor may elect to sell shall be equal to the product of (i) the total number of equity interest owned by such Investor, multiplied by (ii) a fraction, the numerator of which shall be the number of equity interest to be transferred by NCI and the denominator of which shall be the total number of equity interest held by NCI immediately prior to the proposed transfer.

9.2.              At any time following the Closing Date, if iKang proposes to transfer all or any portion of the equity interest it holds in the Target Company to any other shareholder of the Target Company or any third party transferor, subject to Article 7, Top Spring Pu Chang shall have the right, but not obligation, to elect to participate in such transfer on the same terms and conditions. The maximum number of equity interest that Top Spring Pu Chang may elect to sell shall be equal to the product of (i) the total number of equity interest owned by Top Spring Pu Chang, multiplied by (ii) a fraction, the numerator of which shall be the number of equity interest to be transferred by iKang and the denominator of which shall be the total number of equity interest held by iKang immediately prior to the proposed transfer.

Article 10.                     Effectiveness

10.1.           This agreement shall become effective after being signed by the authorized signatory of each Party and sealed with the official seal of each Party.

New China Life Insurance Co., Ltd. (Seal)

Authorized Signatory:	/s/ Chi Yunqiang

iKang Guobin Healthcare Group Co., Ltd. (Seal)

Authorized Signatory:	/s/ Zhang Ligang

Shenzhen Top Spring Pu Chang Investment Management Co., Ltd. (Seal)

Authorized Signatory:	/s/ Li Bin

New China Life Insurance Health Investment Management Co., Ltd. (Seal)

Authorized Signatory:	/s/ Li Dan

Signature Page to the Capital Injection Agreement